Exhibit 10.1

July 23, 2024
Re: Leif Pedersen Offer Letter for P3 Health Partners

Dear Leif,
It is with great pleasure that we extend this invitation to join P3 as its next Chief Financial Officer (CFO). We believe we are building a remarkable team of thought leaders in healthcare and are thrilled to invite you to be part of it. The commitment and conviction you have demonstrated about the important role that value based care is playing, and will play, in transforming healthcare delivery in the U.S is a shared value across our team, and we truly look forward to having you join us on that journey.
As you know, P3 is a public company and, as such, this offer is contingent upon securing approval from our Board of Directors, which we will pursue expeditiously upon your indication that you are prepared to move forward based on the details outlined in this offer. Upon your acceptance we will coordinate individual meetings with the Board’s Chair, Mark Thierer and our Audit Chair Jeff Park which will be confirmatory calls. We are confident that the Board will be quite supportive of your leadership.
Your target start date will be August 26th, 2024, which we hope will allow you to provide appropriate notice and complete your commitments to your current employer. Your initial base compensation will be $440,000 per year, and your target annual bonus will be 50% of your annual salary. The annual bonus target will be based on mutually agreed upon performance metrics established by the CEO and Board, in consultation with you, prior to the start of each performance year. Your cash compensation will be reviewed annually by the Company’s Compensation Committee.
If your employment with P3 is terminated by the Company without Cause after you have been employed for at least six months, you will receive six months of salary as severance pay. Please note that this severance will be subject to mitigation if you obtain new employment during that time.
As a key leader in the Company, a significant portion of your compensation will be in the form of equity. You will be granted a total of 1,500,000 units, underscoring our confidence in your ability to drive the Company’s future performance and success. The equity units will be granted with an exercise price set at the market value on the date of grant.
The units are structured as follows:
You will be granted a total of 1,500,000 units, divided equally into 750,000 stock options and 750,000 RSUs. The stock options will vest over a four-year period, with 25% vesting on the first anniversary of your start date and the remaining 75% vesting pro rata quarterly over the following three years. The RSUs will also vest over a four-year period, with 25% vesting on the first anniversary of your start date and the remaining 75% vesting pro rata quarterly over the following three years. The RSU’s will vest on the same schedule as the stock options. They will also have a second vesting condition tied to the Company completing a secondary transaction. This second vesting trigger will allow us to manage the tax obligations associated with the vesting of the RSU’s.

In the event of a change in control, such as a merger or acquisition, 50% of your total equity units, including both options and RSUs, will vest. This means 750,000 units (375,000 options and 375,000 RSUs) will vest, provided you remain employed by the Company through the transaction and any necessary transition period as reasonably required by the acquiring company. If the Company goes private, 30% of your total stock, including both options and RSUs, will vest. This means 450,000 units (225,000 options and 225,000 RSUs) will vest.
The projected value of this equity grant would be between $4 million and $13 million, based on an improvement in the Company’s stock price in the range from $8 to $25 – which would be achieved were the Company to realize valuations consistent with its peers (the $25 share price correlates to a market cap of approximately $13B).
We believe that this equity grant aligns your interests with those of our shareholders and underscores our commitment to your success as the CFO of P3.
Leif, we are excited to move forward with you and welcome the opportunity to discuss any questions you may have regarding this offer, or P3 Health Partners.
Finally, as you might expect, as a CFO of a CPF portfolio company we are required to undertake a routine background check by a third-party vendor who regularly completes this due diligence step for our leadership teams.
We look forward to reviewing this offer letter and the opportunity with you soon.

With warmest regards,

Aric Coffman
Chief Executive Officer
P3 Health Partners, Inc

Agreed to and Accepted By:

Name:	/s/ Leif Pedersen	Date:	7/23/2024
Leif Pedersen